Reporters May Contact:
                                                                    David Shein
                                                              RFBinder Partners
                                                                 (212) 994-7514
                                                       david.shein@rfbinder.com


                                                         Investors May Contact:
                                                                  Stacey Yonkus
                                                   Director, Investor Relations
                                                                   203/356-4424
                                                         syonkus@asburyauto.com



       Asbury Automotive Group Announces Changes In Its Board of Directors


STAMFORD, Conn., January 20, 2004 - Asbury Automotive Group, Inc. (NYSE:ABG), one of the largest automotive retail and service companies in the U.S., today announced that the Board of Directors has elected Michael J. Durham as Non-Executive Chairman of the Board and Thomas R. Gibson as Chairman Emeritus.

In his new capacity, a non-operational position, Mr. Durham will provide Board leadership, conforming to modern corporate governance philosophies of independence. He will serve as a liaison between the Board and the management team, and remain a member of the Audit Committee. He joined Asbury's Board in March 2003. He is a self-employed consultant at Cognizant Associates, Inc., a consulting firm he founded. Previously, Mr. Durham was president and CEO of Sabre, Inc. He also was with AMR Corporation, American Airlines' parent, for 16 years in a number of senior roles, including senior vice president and treasurer of AMR and CFO of American Airlines.

"I would like to congratulate Michael Durham," said Kenneth B. Gilman, President and CEO of Asbury. "I have enjoyed working with him over the past year, and have found his wisdom and experience to be of great value. Given the increasing challenges of leading a public company in today's environment, particularly from a governance perspective, I welcome Michael's support and increased commitment to Asbury."

Mr. Gibson has resigned as Chairman of the Board and as a director, and has been elected Chairman Emeritus. Mr. Gibson is one of the founders of Asbury Automotive and has served as Chairman since the Board's inception in 1995. During his tenure, Asbury completed the major "platform" acquisitions that created the Company, as well as its successful initial public offering in 2002.

"We would like to thank Tom Gibson for his tireless dedication to Asbury Automotive Group," said Mr. Gilman. "Understandably, after nearly a decade with Asbury, he has decided he wants more time to pursue a variety of other interests. Tom has provided us with invaluable leadership, so we are fortunate to have the benefit of his ongoing guidance and counsel as he continues to serve in his new role as Chairman Emeritus."


About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 99 retail auto stores, encompassing 142 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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